EXCHANGE AGREEMENT


                                     Between

                       OXFORD KNIGHT INTERNATIONAL, INC.,

                                       AND

                             PITTS AND SPITTS, INC.








                            Dated October 7, 2002

                                TABLE OF CONTENTS


ARTICLE I       REPRESENTATIONS, COVENANTS OF PITTS AND SPITTS, INC.

         1.01   Organization                                                  1
         1.02   Capitalization                                                1
         1.03   Subsidiaries and Predecessor Corporations                     1
         1.04   Information                                                   2
         1.05   Options and Warrants                                          2
         1.06   Absence of Certain Changes or Events                          2
         1.07   Litigation and Proceedings                                    3
         1.08   Contracts                                                     3
         1.09   No Conflict With Other Instruments                            4
         1.10   Governmental Authorizations                                   4
         1.11   Approval of Agreement                                         4
         1.12   Labor Relations                                               5
         1.13   Pitts Schedules                                               5
         1.14   Valid Obligation                                              6

ARTICLE II REPRESENTATIONS, COVENANTS, AND WARRANTIES OF PITT'S & SPITT'S, INC. AND FABRICATING SOLUTIONS, INC.

         2.01   Organization                                                  6
         2.02   Capitalization                                                6
         2.03   Title to Assets                                               6
         2.04   Schedule of Assets                                            7
         2.05   Indebtedness                                                  9
         2.06   Litigation                                                    9
         2.07   Information                                                   9
         2.08   No Conflict with Other Instruments                            9
         2.09   Government Authorizations                                    10
         2.10   Compliance with Laws and Regulations
         2.11   Approval of Agreement
         2.12   Pitt's & Spitt's And Fabricating Solutions Schedules         10
         2.13   Valid Obligation                                             11

ARTICLE III     PLAN OF EXCHANGE

         3.01   The Exchange                                                 11
         3.02   Closing                                                      11
         3.03   Closing Events                                               11

ARTICLE IV      SPECIAL COVENANTS

         4.01   Access to Properties and Records                             13
         4.02   Delivery of Books and Records                                13
         4.03   Third Party Consents and Certificates                        13
         4.04   Oxford Knight Stockholder Consents

ARTICLE V CONDITIONS PRECEDENT TO OBLIGATIONS OF PITT'S & SPITT'S, INC. AND FABRICATING SOLUTIONS, INC.

         5.01   Accuracy of Representations and Performance of Covenants     16
         5.02   Approval by Oxford Directors                                 16
         5.03   No Governmental Prohibitions                                 16
         5.04   Consents                                                     17
         5.05   Other Items                                                  17
         5.06   Approval by Oxford Shareholders

ARTICLE VI      CONDITIONS PRECEDENT TO OBLIGATIONS OF PITTS AND SPITTS

         6.01   Accuracy of Representations and Performance of Covenants     17
         6.02   No Governmental Prohibition                                  17
         6.03   Consents                                                     18
         6.04   Other Items                                                  18
         6.05   Approval by Oxford Shareholders

ARTICLE VII     MISCELLANEOUS

         7.01              Brokers                                           18
         7.02              Governing Law                                     18
         7.03              Notices                                           18
         7.04              Attorney's Fees                                   18
         7.05              Confidentiality                                   18
         7.06              Public Announcements and Filings                  19
         7.07              Schedules; Knowledge                              19
         7.08              Third Party Beneficiaries                         19
         7.09              Expenses                                          19
         7.10              Entire Agreement                                  19
         7.11              Survival; Termination                             19
         7.12              Counterparts                                      19
         7.13              Amendment or Waiver                               19
         7.14              Best Efforts                                      19

                               EXCHANGE AGREEMENT


     THIS EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of this ___ day of October 2002 by and between OXFORD KNIGHT INTERNATIONAL, INC. a Texas corporation (hereinafter referred to as ("Oxford"), which owns 100% of all of the outstanding shares of Pitt's & Spitt's, Inc., a Texas Corporation and Fabricating Solutions, Inc., a Texas corporation sometimes collectively referred to as the "Acquired Companies", and PITTS AND SPITTS, INC., formerly URBANA.CA, INC. a Nevada corporation (hereinafter referred to as "Pitts Nevada"), upon the following premises:

                                    Premises
     WHEREAS, Oxford is a publicly held corporation organized under the laws of the State of Texas;

     WHEREAS, Pitts Nevada is a publicly-traded corporation organized under the laws of the State of Nevada;

     WHEREAS, management of Pitts Nevada has determined that it is in the best interest of the parties that Pitts Nevada acquire control of the Acquired Companies through the issuance of common stock in exchange for shares of common stock of the Acquired Companies; and

     WHEREAS, Oxford and Pitts Nevada desire to set forth the terms of the Exchange, which is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986.

                                    Agreement

     NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

                                    ARTICLE I

           REPRESENTATIONS, COVENANTS, AND WARRANTIES OF PITTS NEVADA

     As an inducement to, and to obtain the reliance of Oxford, except as set forth on the Pitts Nevada Schedules (as hereinafter defined), Pitts Nevada represents and warrants as follows:

     Section 1.01 Organization. Pitts Nevada is a corporation duly organized and validly existing under the laws of the State of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business. Included in the Pitts Nevada Schedules are complete and correct copies of the articles of incorporation, and bylaws of Pitts Nevada as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Pitts Nevada's Articles of Incorporation or Bylaws. Pitts Nevada has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement. Pitts Nevada has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, and otherwise to consummate the transactions herein contemplated.

     Section 1.02 Capitalization. The authorized capitalization of Pitts Nevada consists of 80,000,000 shares of common stock, $.001 par value, of which approximately 897,250 shares are currently issued and outstanding. In addition, Pitts Nevada has authorized 10,000,000 shares of preferred stock, $.001 par value, of which ____ shares are currently issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

     Section 1.03 Subsidiaries and Predecessor Corporations. Pitts Nevada does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation, except as disclosed in Schedule 1.03. For purposes hereinafter, the term "Pitts Nevada" also includes those subsidiaries, if any, set forth on Schedule 1.03.


     Section 1.04 Information. The information concerning Pitts Nevada set forth in this Agreement and in the Pitts Nevada Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

     Section 1.05 Options or Warrants. There are ___________ existing options, warrants, calls, or commitments of any character relating to the authorized and unissued Pitts Nevada common stock.

     Section 1.06 Absence of Certain Changes or Events. Except as set forth in this Agreement or the Pitts Nevada Schedules, since June 30, 2002:

     (a) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of Pitts Nevada or (ii) any damage, destruction, or loss to Pitts Nevada (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Pitts Nevada;

     (b) Pitts Nevada has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (ii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Pitts Nevada; (iii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

     (c) to the best knowledge of Pitts Nevada, Pitts Nevada has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect the business, operations, properties, assets, or condition of Pitts Nevada.

     Section 1.07 Litigation and Proceedings. Except as set forth in the Pitts Nevada Schedules, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Pitts Nevada after reasonable investigation, threatened by or against Pitts Nevada or affecting Pitts Nevada or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Pitts Nevada does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

     Section 1.08 Contracts.

     (a) Except as included or described in the Pitts Nevada Schedules, there are no "material" contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Pitts Nevada is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least fifty thousand dollars ($50,000)); and

     (b) All contracts, agreements, franchises, license agreements, and other commitments to which Pitts Nevada is a party or by which its properties are bound and which are material to the operations of Pitts Nevada taken as a whole are valid and enforceable by Pitts Nevada in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

     Section  1.09 No Conflict  With Other  Instruments.  The  execution of this
Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Pitts Nevada is a party or to which any of its properties or operations are subject.

     Section 1.10 Governmental Authorizations. Except as set forth in the Pitts Nevada Schedules, Pitts Nevada has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Pitts Nevada of this Agreement and the consummation by Pitts Nevada of the transactions contemplated hereby.

     Section 1.11 Approval of Agreement. The board of directors of Pitts Nevada has authorized the execution and delivery of this Agreement by Pitts Nevada and has approved this Agreement and the transactions contemplated hereby.

     Section 1.12 Labor Relations. Pitts Nevada has not had work stoppage resulting from labor problems. To the knowledge of Pitts Nevada, no union or other collective bargaining organization is organizing or attempting to organize any employee of Pitts Nevada.

     Section 1.13 Pitts Nevada Schedules. Pitts Nevada has delivered to Oxford the following schedules, which are collectively referred to as the "Pitts Nevada Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Pitts Nevada as complete, true, and correct as of the date of this Agreement in all material respects:

     (a) a schedule containing complete and correct copies of the articles of incorporation, and bylaws of Pitts Nevada in effect as of the date of this Agreement;

     (b) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Pitts Nevada since June 30, 2002, required to be provided; and

     (c) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Pitts Nevada Schedules by Sections 1.01 through 1.14.

     Pitts Nevada shall cause the Pitts Nevada Schedules and the instruments and data delivered to Oxford hereunder to be promptly updated after the date hereof up to and including the Closing Date.

     It is understood and agreed that not all of the schedules referred to above have been completed or are available to be furnished by Pitts Nevada. Pitts Nevada shall have until October 31, 2002 to pro vide such schedules. If Pitts Nevada cannot or fails to do so, or if Oxford acting reasonably finds any such schedules or updates provided after the date hereof to be unacceptable according to the criteria set forth below, Oxford may terminate this Agreement by giving written notice to Pitts Nevada within five (5) days after the schedules or updates were due to be produced or were provided. For purposes of the foregoing, Oxford may consider a disclosure in the Pitts Nevada Schedules to be "unacceptable" only if that item would have a material adverse impact on the financial condition of Pitts.

     Section 1.14 Valid Obligation. This Agreement and all agreements and other documents executed by Pitts Nevada in connection herewith constitute the valid and binding obligation of Pitts Nevada, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

                                   ARTICLE II

        REPRESENTATIONS, COVENANTS, AND WARRANTIES OF ACQUIRED COMPANIES

     As an inducement to, and to obtain the reliance of Pitts Nevada, except as set forth in the Acquired Companies Schedules (as hereinafter defined), Acquired Companies represent and warrant as follows:

     Section 2.01 Organization. Pitt's & Spitt's, Inc. and Fabricating Solutions, Inc. are corporations duly organized and validly existing under the laws of the State of Texas, with corporate power to own property and carry on its business as it is now being conducted. Copies of the Articles of Incorporation of Acquired Companies, that have been certified by the Secretary of State of Texas and delivered to Pitts Nevada are complete and accurate as of the date of this Agreement. Acquired Companies are qualified to transact business as foreign corporations in which its principal properties are located or are not required to be qualified as a foreign corporation to transact business in any other jurisdiction.


     Section 2.02 Capitalization. Pitt's & Spitt's, Inc. has an authorized capitalization of 100,000,000 shares of Common Stock, $0.001 Par Value, and 10,000,000 shares of Preferred Stock, $0.001 par value and as of the date of this Agreement 90,000,000 shares of Common Stock are issued and outstanding, fully paid, and nonassessable. Fabricating Solutions, Inc. has an authorized capitalization of ______ shares of capital stock, all of one class of ______ par value, and as of the date of this Agreement _____ shares are issue and outstanding, fully paid, and nonassessble. There are no outstanding subscriptions, options, contracts, commitments, or demands relating to the capital stock of Acquired Companies or other agreements of any character under which Acquired Companies would be obligated to issue or purchase shares of its capital stock.

     Section 2.03 Title to Assets. Acquired Companies have good marketable title to all assets specified in the schedule described in Paragraph 2.04. All such assets are not subject to any mortgage, pledge, lien, charge, security interest, encumbrance, or restriction except those that:

a. Are disclosed in the Schedule of Assets listed in Paragraph 2.04; or b. Do not materially adversely affect the use of the asset.

     Section 2.04 Schedule of Assets. Oxford has delivered to Pitts a separate Schedule of Assets ("Schedule "A"), specifically referring to this paragraph, containing a true and complete:

     a. List description of all property owned by Acquired Companies, and any real property in which Acquired Companies have a leasehold interest;

     b. List of all fire and other casualty and liability policies of Acquired Companies in effect at the time of delivery of such schedule.

     Section 2.05 Indebtedness. (a) Acquired Companies presently have no outstanding indebtedness other than liabilities incurred in the ordinary course of business or in connection with this transaction other than on the attached schedule ("Schedule "B"). Acquired Companies are not in default with respect to any terms or conditions of any indebtedness.

     (b) Acquired Companies have not made any special assignment for the benefit of creditors, nor has any involuntary or voluntary petition in bankruptcy been filed by or against Acquired Companies.

     Section 2.06 Litigation. (a) Acquired Companies are not a party to, nor have they been threatened with, any litigation or governmental proceeding that, if decided adversely to it, would have a material adverse effect on the transaction contemplated by this Agreement, or on the financial condition, net worth, prospectus, or business of Acquired Companies. To the best of Oxford's knowledge, it is not aware of any facts that might result in any action, suit, or other proceeding that would result in any material adverse change in the business or financial condition of Acquired Companies.

     Section 2.07 Information. The information concerning Acquired Companies set forth in this Agreement and the Acquired Companies Schedules are complete and accurate in all material respects and do not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     Section  2.08 No Conflict  With Other  Instruments.  The  execution of this
Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Acquired Companies are a party or to which any of its assets or opera tions are subject.

     Section 2.09 Governmental Authorizations. Acquired Companies have all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, of registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Oxford of this Agreement and the consummation by Oxford of the transactions contemplated hereby.

     Section 2.10 Compliance With Laws and Regulations. To the best of its knowledge, the Acquired Companies have complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of the Acquired Companies or except to the extent that noncompliance would not result in the occurrence of any material liability. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

     Section 2.11 Approval of Agreement. The board of directors of Oxford has authorized the execution and delivery of this Agreement by Oxford and has approved this Agreement and the transactions contemplated hereby.

     Section 2.12 Acquired Companies Schedules. Acquired Companies have delivered to Pitts Nevada the following schedules which are collectively referred to as the "Acquired Companies Schedules" and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of Oxford to be complete, true, and accurate in all material respects as of the date of this Agreement:

     (a) a schedule containing complete and accurate copies of the certificate of incorporation and bylaws of the Acquired Companies as in effect as of the date of this Agreement;

     (b) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Acquired Companies Schedules by Sections 2.01 through 2.12.

     The Acquired Companies shall cause the Acquired Companies Schedules and the instruments and data delivered to Pitts Nevada hereunder to be promptly updated after the date hereof up to and including the Closing Date.

     It is understood and agreed that not all of the schedules referred to above have been completed or are available to be furnished by the Acquired Companies. The Acquired Companies shall have until August 31, 2002 to provide such schedules. If the Acquired Companies cannot or fail to do so, or if Pitts Nevada acting reasonably finds any such schedules or updates provided after the date hereof to be unacceptable according to the criteria set forth below, Pitts Nevada may terminate this Agreement by giving written notice to the Acquired Companies within five (5) days after the schedules or updates were due to be produced or were provided. For purposes of the foregoing, Pitts Nevada may consider a disclosure in the Acquired Companies Schedules to be "unacceptable" only if that item would have a material adverse impact on the financial statements of Pitts Nevada.

     Section 2.13 Valid Obligation. This Agreement and all agreements and other documents executed by the Acquired Companies in connection herewith constitute the valid and binding obligation of the Acquired Companies, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

     Section 2.14. No Brokers or Finders. All negotiations on the part of the parties related to this Agreement have been accomplished solely by the parties without the assistance of any person employed as a broker or finder. The parties have done nothing to give rise to any valid claims against Pitts or Acquired Companies for a brokerage commission, finders' fee, or any similar charge.

                                   ARTICLE III

                                PLAN OF EXCHANGE

     Section 3.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.03), Pitts Nevada shall issue, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, 1,970,000 shares of restricted common stock of Pitts Nevada to Oxford, which shares are subject to Rule 144. In exchange for the issuance of such shares of common stock by Pitts Nevada, Oxford shall transfer Pitts 100% of the issued and outstanding shares of Common Stock of the Acquired Companies. At the Closing, Pitts Nevada shall, on surrender of its certificate or certificates representing such common stock of Pitts Nevada to Oxford or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing ____________ shares of Pitt's & Spitt's, Inc. and _____ shares of Fabricating Solutions, Inc.

     Section  3.02  Closing.   The  closing   ("Closing")  of  the  transactions
contemplated by this Agreement shall be on a date and at such time as the parties may agree ("Closing Date") but not later than _________, 2002, subject to the right of the parties to extend such Closing Date by up to an additional thirty (30) days. Such Closing shall take place at a mutually agreeable time and place.

     Section 3.03 Closing Events. At the Closing, the parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing.


                                   ARTICLE IV

                                SPECIAL COVENANTS

     Section 4.01 Access to Properties and Records. Pitts Nevada and Oxford will each afford to the officers and authorized representatives of the other full access to the properties, books and records of Pitts Nevada or Oxford, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Pitts Nevada or Oxford, as the case may be, as the other shall from time to time reasonably request. Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements.

     Section 4.02 Delivery of Books and Records. At the Closing, Oxford shall deliver to Pitts Nevada the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of the Acquired Companies now in the possession of Oxford or its representatives.

     Section 4.03 Third Party Consents and Certificates. Pitts Nevada and Oxford agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

     Section 4.04 Oxford Knight Shareholder Consent. Oxford agrees to conduct a shareholders meeting within 30 days of the execution of this agreement and that Paul Syracuse will vote to approve this transaction.

                                    ARTICLE V

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF OXFORD

     The obligations of Oxford under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     Section 5.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by Pitts Nevada in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). Pitts Nevada shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Pitts Nevada prior to or at the Closing

     Section 5.02 Approval by Oxford Directors. The Exchange shall have been approved, and shares delivered in accordance with Section 3.01, by the directors of Oxford.

     Section 5.03 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

     Section 5.04 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Pitts after the Closing Date on the basis as presently operated shall have been obtained.

     Section 5.05 Other Items.


     Oxford shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as Oxford may reasonably request.

     Section 5.06 Approval by Oxford Shareholders.

     This Agreement shall have been approved by the Oxford Shareholders.


                                   ARTICLE VI

               CONDITIONS PRECEDENT TO OBLIGATIONS OF PITTS NEVADA

     The obligations of Pitts Nevada under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     Section 6.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by Oxford in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Additionally, Oxford shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Oxford and shall have satisfied the conditions described below prior to or at the
Closing:

     (a) The directors of Pitts Nevada shall have approved the Exchange and the related transactions described herein.


     Section 6.02 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

     Section 6.03 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Acquired Companies and Pitts Nevada after the Closing Date on the basis as presently operated shall have been obtained.

     Section 6.04 Other Items. Pitts Nevada shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Pitts Nevada may reasonably request.

     Section 6.05 Approval by Oxford Shareholders. This Agreement shall have been approved by the Oxford Shareholders.

                                   ARTICLE VII

                                  MISCELLANEOUS

     Section 7.01 Brokers. Pitts Nevada and Oxford agree that, except as set out on Schedule 7.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. Pitts Nevada and Oxford each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

     Section 7.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Texas without giving effect to principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States, (b) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

     Section 7.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

         If to Oxford, to:          Oxford Knight International, Inc.
                                    C/o Paul Syracuse
                                    14221 Eastex Freeway
                                    Houston, Texas 77032

         With copies to:            David Loev, Esq.
                                    Vanderkam & Sanders
                                    440 Louisiana
                                    Suite 475
                                    Houston, Texas 77002

         If to Pitts Nevada, to:    Pitts and Spitts, Inc.
                                    C/o Paul Syracuse
                                    14221 Eastex Freeway
                                    Houston, Texas 77032

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

     Section 7.04 Attorney's Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

     Section 7.05 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

     Section  7.06  Public   Announcements  and  Filings.   Unless  required  by
applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

     Section 7.07 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

     Section 7.08 Third Party Beneficiaries. This contract is strictly between Pitts and Oxford, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

     Section 7.09 Expenses. Subject to this Agreement, whether or not the Exchange is consummated, each of Pitts Nevada and Oxford will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

     Section 7.10 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

     Section 7.11 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

     Section 7.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     Section 7.13 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     Section 7.14 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

     IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

ATTEST:                                    OXFORD KNIGHT INTERNATIONAL, INC.

                                            BY:   /s/ Paul Syracuse
-------------------------------------          ---------------------------------
Secretary or Assistant Secretary            President


ATTEST:                                    PITTS AND SPITTS, INC.

                                            BY: /s/ Kimberly Syracuse
--------------------------------------         ---------------------------------
Secretary or Assistant Secretary            President